PAGE 1
                 SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.

                               FORM S-1

                  INITIAL REGISTRATION STATEMENT

                IDS PREFERRED INVESTORS CERTIFICATE

                                 UNDER

                      THE SECURITIES ACT OF 1933


                        IDS CERTIFICATE COMPANY
          (Exact name of registrant as specified in charter)

                             DELAWARE
    (State or other jurisdiction of incorporation or organization)

                               6725
       (Primary Standard Industrial Classification Code Number)

                            41-6009975
                 (I.R.S. Employer Identification No.)

     IDS Tower 10, Minneapolis, MN 55440-0010, (612) 671-3131
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Bruce A. Kohn, IDS Tower 10, Minneapolis, MN 55440-0010
                                        (612) 671-2221
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

The Registrant hereby elects to register an indefinite number of certificates under this registration statement. The applicable registration fee is $500.00.

The registrant hereby amends this registration statement on such date or dates as may be necessay to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in acccordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

PAGE 2
IDS Preferred Investors Certificate
Prospectus - ________, 1996

IDS Preferred Investors Certificates are issued by IDS Certificate Company (IDSC). You may purchase this certificate by selecting a term of 1, 2, 3, 6, 12, 24, or 36 months and an initial investment of at least $100,000 but not more than $5 million (unless you receive prior authorization to invest more). Your principal and interest are guaranteed by IDSC. IDSC guarantees a fixed rate of interest depending upon the term you select. You may invest in successive terms up to a total of 20 years from the issue date of the certificate. Your interest rate will be determined as described in "About the certificate."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This certificate is backed by IDSC's investments on deposit rather than guaranteed or insured by the government or someone else. See "Invested and guaranteed by IDSC" and "Regulated by government" under "How your money is used and protected."

This prospectus describes terms and conditions of your IDS Preferred Investors Certificate. It contains facts that can help you decide if the certificate is the right investment for you. Read the prospectus before you invest and keep it for future reference. No one has the authority to change the terms and conditions of the IDS Preferred Investors Certificate as described in the prospectus, or to bind IDSC by any statement not in it.

IDS Certificate Company
IDS Tower 10
Minneapolis, MN  55440-0010
1-800-437-3133 (toll free) or
(612) 671-3800 (Minneapolis/St. Paul area)

TTY numbers:
1-800-846-4293 (toll free) or
(612) 671-1630 (Minneapolis/St. Paul area)

An American Express company

PAGE 3
Where to get information about IDSC

IDSC is subject to the reporting requirements of the Securities Exchange Act of 1934. Reports and other information on IDSC are filed with the Securities and Exchange Commission (SEC). Copies can be obtained from the Public Reference Section of the SEC, 450 5th St., N.W., Washington, D.C. 20549, at prescribed rates. Or you can inspect and copy information in person at the SEC's Public Reference Section and at the following regional offices.

Northeast Regional Office
7 World Trade Center, Suite 1300
New York, NY  10048

Midwest Regional Office
Northwestern Atrium Center
500 West Madison Street
Suite 1400
Chicago, IL  60611

Pacific Regional Office
5670 Wilshire Boulevard, 11th Floor
Los Angeles, CA  90036

Initial interest rates

IDSC guarantees a fixed rate of interest for each term. For the initial term, the rate will be within a specified range of certain average interest rates, generally referred to as the London
Interbank Offered Rates (LIBOR), as explained under "About the certificate."

Here are the interest rates in effect on the date of this prospectus, ________, 1996:

                    Simple           Effective
                    interest         annualized
Term                rate*            yield**
 1-month
 2-month
 3-month
 6-month
12-month
24-month
36-month

*These are the rates for investments of $1 million. Rates may depend on the factors described in "Rates for new purchases" and "Promotions and pricing flexibility" under "About the certificate."

**Assuming monthly compounding for 12 months and a $1 million purchase.

PAGE 4
These rates may or may not be in effect when you apply to purchase your certificate. Rates for future terms are set at the discretion of IDSC and may also differ from the rates shown here.

We reserve the right to issue other securities with different terms.

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PAGE 5
Contents
Table of contents

About the certificate
  Investment amounts and terms                                p
  Face amount and principal                                   p
  Value at maturity                                           p
  Receiving cash during the term                              p
  Interest                                                    p
  Rates for new purchases                                     p
  Promotions and pricing flexibility                          p
  Additional investments                                      p

How to invest and withdraw funds
  Buying your certificate                                     p
  Full and partial withdrawals                                p
  When your certificate term ends                             p
  Transfers to other accounts                                 p
  Two ways to request a withdrawal or transfer                p
  Three ways to receive payment when you withdraw funds       p
  Retirement plans: special policies                          p
  Withdrawal at death                                         p
  Transfer of ownership                                       p
  For more information                                        p

Taxes on your earnings
  Retirement accounts                                         p
  Gifts to minors                                             p
  Foreign investors                                           p

How your money is used and protected
  Invested and guaranteed by IDSC                             p
  Regulated by government                                     p
  Backed by our investments                                   p
  Investment policies                                         p

How your money is managed
  Relationship between IDSC and American
     Express Financial Corporation                            p
  Capital structure and certificates issued                   p
  Investment management and services                          p
  Distribution                                                p
  Employment of other American Express affiliates             p
  Directors and officers                                      p
  Auditors                                                    p

Financial information
  Summary of selected financial information                  p
  Management's discussion and analysis of
   financial condition and results of operations             p
  Report of independent auditors                             p

  Financial statements                                       p

  Notes to financial statements                              p
PAGE 6
  Appendix
   Description of corporate bond ratings                     p

PAGE 7
About the certificate

Investment amounts and terms

You may purchase the IDS Preferred Investors Certificate with a single payment of at least $100,000 payable in U.S. currency. Unless you receive prior authorization, your total amount paid in over the life of the certificate, less withdrawals, cannot exceed $5 million.

After determining the amount you wish to invest, you select a term of 1, 2, 3, 6, 12, 24, or 36 months for which IDSC will guarantee an interest rate. Generally, you will be able to select any of the terms offered. But if your certificate is nearing its 20-year maturity, you will not be allowed to select a term that would carry the certificate past its maturity date.

The certificate may be used as an investment for your Individual
Retirement Account (IRA), 401(k) plan account or other qualified retirement plan account. If so used, the amount of your contribution (investment) will be subject to any limitations of the plan and applicable federal law.

Face amount and principal

The face amount of the certificate is the amount of your initial investment, and will remain the same over the life of the certificate. Any investment or withdrawal within 15 days of the end of a term will be added on or deducted to determine principal for the new term. The principal is the amount that is reinvested at the beginning of each subsequent term, and is calculated as follows:

Principal equals            Face amount (initial investment)
plus                    At the end of a term, interest credited
                            to your account during the term
minus                       Any interest paid to you in cash
plus                        Any additional investments to your
                            certificate
minus                       Any withdrawals, fees and applicable
                            penalties.

Principal may change during a term as described in "Full and partial withdrawals."

For example:  Assume your initial investment (face amount) of
$500,000 has earned $7,500 of interest during the term.  You have not taken any interest as cash, or made any withdrawals. You have invested an additional $250,000 prior to the beginning of the next term.  Your principal for the next term will equal:
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PAGE 8
                     $500,000.00  Face Amount (initial investment)
              plus     $7,500.00  Interest credited to your account
              minus     ($0.00) Interest paid to you in cash
              plus $250,000.00  Additional investment to your
                            certificate
              minus     ($0.00) Withdrawals and applicable penalties
                                  or fees
                     $757,500.00  Principal at the beginning of the next
                                      term.
Value at maturity

You may continue to invest for successive terms for up to a total of 20 years. Your certificate matures at 20 years from its issue date. At maturity, the value of your certificate will be the total of your purchase price, plus additional investments and any credited interest not paid to you in cash, less any withdrawals and penalties. Some fees may apply as described in "How to invest and withdraw funds."

Receiving cash during the term

If you need your money before your certificate term ends, you may withdraw part or all of its value at any time, less any penalties that apply. Procedures for withdrawing money, as well as conditions under which penalties apply, are described in "How to invest and withdraw funds."

Interest

Your investments earn interest from the date they are credited to your account. Interest is compounded and credited at the end of each certificate month (on the monthly anniversary of the issue date).

IDSC declares and guarantees a fixed rate of interest for each term during the life of your certificate. We calculate the amount of interest you earn each certificate month by:

o applying the interest rate then in effect to your balance each day,

o      adding these daily amounts to get a monthly total, and

o subtracting interest accrued on any amount you withdraw during the certificate month.

Interest is calculated on a 30-day month and 360-day year basis.

Rates for new purchases

When your application is accepted and we have received your initial investment, we will send you a confirmation of your purchase showing the rate that your investment will earn. IDSC guarantees that the rate in effect for your initial term will be within a 100 basis point (1%) range tied to certain average interest rates for PAGE 9 comparable length dollar deposits available on an interbank basis in the London market, and generally referred to as the London
Interbank Offered Rates (LIBOR). For investments of $1 million or more, initial rates for specific terms are determined as follows:

1 month Within a range of 50 basis points below to 50 basis points above the 1-month LIBOR rate.

2 months Within a range of 50 basis points below to 50 basis points above the 1-month LIBOR rate. (A 2-month LIBOR rate is not published.)

3 months Within a range of 50 basis points below to 50 basis points above the 3-month LIBOR rate.

6 months Within a range of 50 basis points below to 50 basis points above the 6-month LIBOR rate.

12 months     Within a range of 50 basis points below to 50 basis
              points above the 12-month LIBOR rate.

24 months     Within a range of 50 basis points below to 50 basis
              points above the 12-month LIBOR rate. (A 24-month LIBOR rate is not published.)

36 months     Within a range of 50 basis points below to 50 basis
              points above the 12-month LIBOR rate. (A 36-month LIBOR rate is not published.)

For investments from $500,000 to $999,999 initial rates for specific terms are determined as follows:

1 month Within a range of 100 basis points below to 0 basis points above the 1-month LIBOR rate.

2 months Within a range of 100 basis points below to 0 basis points above the 1-month LIBOR rate. (A 2-month LIBOR rate is not published.)

3 months Within a range of 100 basis points below to 0 basis points above the 3-month LIBOR rate.

6 months Within a range of 100 basis points below to 0 basis points above the 6-month LIBOR rate.

12 months     Within a range of 100 basis points below to 0 basis
              points above the 12-month LIBOR rate.

24 months     Within a range of 100 basis points below to 0 basis
              points above the 12-month LIBOR rate. (A 24-month LIBOR rate is not published.)

36 months     Within a range of 100 basis points below to 0 basis
              points above the 12-month LIBOR rate. (A 36-month LIBOR rate is not published.)

PAGE 10
For investments of $100,000 to $499,999, initial rates for specific terms are determined as follows:

1 month Within a range of 150 basis points below to 50 basis points below the 1-month LIBOR rate.

2 months Within a range of 150 basis points below to 50 basis points below the 1-month LIBOR rate. (A 2-month LIBOR rate is not published.)

3 months Within a range of 150 basis points below to 50 basis points below the 3-month LIBOR rate.

6 months Within a range of 150 basis points below to 50 basis points below the 6-month LIBOR rate.

12 months     Within a range of 150 basis points below to 50 basis
              points below the 12-month LIBOR rate.

24 months     Within a range of 150 basis points below to 50 basis
              points below the 12-month LIBOR rate. (A 24-month LIBOR rate is not published.)

36 months  Within a range of 150 basis points below to 50 basis points below the 12-month LIBOR rate. (A 36-month LIBOR rate is not published.)

Although the minimum investment is $100,000, in the event that your investment is less than the minimum, the range of initial rates for any given term will be 100 basis points less than the corresponding range of rates for an investment of $100,000.

For example, if the LIBOR rate published on the date rates are determined with respect to a 6-month certificate is 6.50%, the rate declared on a 6-month IDS Preferred Investors Certificate between $500,000 and $999,999 would be between 5.50% and 6.50%. If the
LIBOR rate published for a given date with respect to 12-month deposits certificates is 7.00%, IDSC's rates in effect for that date for the 24- and 36-month IDS Preferred Investors Certificates between $500,000 and $999,999 would be between 6.00% and 7.00%. When your application is accepted, you will be sent a confirmation showing the rate that your investment will earn for the first term.

LIBOR is the interbank-offered rates for dollar deposits at which major commercial banks will lend for specific terms in the London market. Generally, LIBOR rates quoted by major London banks will be the same. However, market conditions, including movements in the U.S. prime rate and the internal funding position of each bank, may result in minor differences in the rates offered by different banks. LIBOR is a generally accepted and widely quoted interest-rate benchmark. The average LIBOR rate used by IDSC is published in The Wall Street Journal.

PAGE 11
Rates for new purchases are reviewed and may change daily. The rate that is in effect for your chosen term will be the higher of:

       o the rate in effect for your chosen term on the date your application is accepted at IDSC's corporate office or,

       o the rate in effect for your chosen term on the business day preceding the date your application is accepted at IDSC's corporate office.

The interest rates printed in the front of this prospectus may or may not be in effect on the date your application to invest is accepted. Rates for new purchases may vary depending on the amount you invest, but will always be within the 100 basis point range described above.

In determining rates based on the amount of your investment, IDSC may offer a rate based on your aggregate investment determined by totaling only the amounts invested in each certificate that has a current balance exceeding a specified level. The current balance considered in this calculation may be exclusive of interest. Part of the balance may be required to be invested in terms of a specified minimum length. The certificates whose balances are aggregated must have identical ownership. The rate may be available only for a certificate whose current balance exceeds a specified level.

Interest rates for the term you have selected will not change once the term has begun, unless a withdrawal reduces your account value to a point where we pay a lower interest rate, as described in "Full and partial withdrawals" under "How to invest and withdraw funds."

Promotions and pricing flexibility

From time to time, IDSC may sponsor or participate in promotions involving one or more of the certificates and their respective terms. For example, we may offer different rates to new clients, to existing clients, or to individuals who have purchased other products or used other services of AEFC or its subsidiaries or affiliates.

We also may offer different rates based on your amount invested, geographic location and whether the certificate is purchased for an IRA or a qualified retirement account.

These promotions will generally be for a specified period of time. If we offer a promotion, the rates for new purchases will be within the range of rates described under "Rates for new purchases."

Rates for future terms: Interest on your certificate for future terms may be greater or less than the rates you receive during your first term. In setting future interest rates, a primary consideration will be the prevailing investment climate, including PAGE 12 the LIBOR rates. Nevertheless, we have complete discretion as to what interest rate shall be declared beyond the initial term. If
LIBOR is no longer publicly available or feasible to use, IDSC may use another, similar index as a guide for setting rates.

Performance:  From ____ 1991 through ____ 1996, LIBOR
[yields/rates], as measured by _____ [was/were] as shown in the following table.

Additional investments

You may make investments within 15 calendar days after the end of a term (the "grace period"). About one week before the end of the term you have selected for your certificate, we will send you a notice indicating your term end date. Otherwise, to find out your term end date and/or the current interest rate, contact the Client Service Organization at the telephone number listed on the back cover. The interest rate for your next term can be obtained by calling this number after 12:00 noon Central Time on the business day preceding your renewal date. A $25,000 minimum additional investment is required. Your confirmation will show the applicable rate. However, unless you receive prior approval from IDSC your investment may not bring the aggregate net investment of any one or more certificates held by you (excluding any interest added during the life of the certificate and less withdrawals) over $5 million. Additional investments of at least $25,000 may be made by bank wire.

How to invest and withdraw funds

Buying your certificate

Your American Express financial advisor will help you fill out and submit an application to open an account with us and purchase a certificate. We will process the application at our corporate offices in Minneapolis. When your application is accepted and we have received your initial investment, we will send you a confirmation of your purchase, indicating your account number and applicable rate of interest for your first term, as described under "Rates for new purchases." See "Purchase policies" below.

Important: When opening an account, you must provide IDSC with your correct Taxpayer Identification Number (Social Security or
Employer Identification Number).  See "Taxes on your earnings."

Purchase policies

o Investments must be received and accepted in the Minneapolis headquarters on a business day before 3 p.m. Central time to be included in your account that day. Otherwise your purchase will be processed the next business day.

o You have 15 days from the date of purchase to cancel your investment without penalty by either writing or calling the Client Service Organization at the address or phone number on
PAGE 13
       the back of this prospectus. If you decide to cancel your certificate within this 15-day period, you will not earn any interest.

o IDSC has complete discretion to determine whether to accept an application and sell a certificate.

A number of special policies apply to purchases, withdrawals and exchanges within IRAs, 401(k) plans and other qualified retirement plans. See "Retirement plans: special policies."

Two ways to make additional investments

1
By mail

Send your check along with your name and account number to:

Regular mail:
American Express Financial Advisors Inc.
Client Service Organization
IDS Tower 10
Minneapolis, MN  55440-0010

Express mail:
American Express Financial Advisors Inc.
Client Service Organization
733 Marquette Ave.
Minneapolis, MN  55440-0010

2
By wire

For investment into an established account, you may wire money to:

     Norwest Bank Minneapolis
     Routing No. 091000019
     Minneapolis, MN
     Attn:  Domestic Wire Dept.

Give these instructions:

     Credit IDS Account #00-30-015 for personal account # (your account number) for (your name).

If this information is not included, the order may be rejected and all money received, less any costs IDSC incurs, will be returned promptly.

o      Minimum amount you may wire:              $25,000

o Wire orders can be accepted only on days when your bank, AEFC, IDSC and Norwest Bank Minneapolis are open for business.

o Wire purchases are completed when wired payment is received and we accept the purchase.
PAGE 14

o      Bank wire purchases are not sent until the next business day.

o Wire investments must be received and accepted in the Minneapolis headquarters on a business day before 3 p.m.
       Central time to be credited that day. Otherwise your purchase will be processed the next business day.

o IDSC, AEFC and its other subsidiaries are not responsible for any delays that occur in wiring funds, including delays in processing by the bank.

o      You must pay any fee the bank charges for wiring.

Full and partial withdrawals

You may withdraw your certificate for its full value or make a partial withdrawal of $10,000 or more at any time. However:

o If your withdrawal request is received in the Minneapolis headquarters on a business day before 3 p.m. Central time, it will be processed that day and payment will be sent the next business day. Otherwise, your request will be processed one business day later.

o Full and partial withdrawals of principal are subject to penalties, described below.

o Interest payments in cash may be sent to you at the end of each certificate month, quarter, or on a semiannual or annual basis.

o If a withdrawal reduces your account value to a point where we pay a lower interest rate, you will earn the lower rate from the date of the withdrawal.

o Partial withdrawals during a term must be at least $10,000. You may not make a partial withdrawal if it would reduce your certificate balance to less than $100,000. If you request such a withdrawal, we will contact you for revised instructions.

o Scheduled partial withdrawals may be made monthly, quarterly, semiannually, annually and at term end.

o Withdrawals before the end of the certificate month will result in loss of accrued interest on the amount withdrawn. You'll get the best result by timing a withdrawal at the end of the certificate month.

Penalties for early withdrawal during a term: When you request a full or partial withdrawal, we pay the amount you request:

o      first from interest credited during the current term
o      then from the principal of your certificate.
PAGE 15
Any withdrawals during a term are deducted from the principal and are used in determining any withdrawal charges.

Withdrawal penalties: For withdrawals during the term of more than the interest credited that term, a 2% withdrawal penalty will be deducted from the account's remaining balance.

For example, assume you invest $1 million in a certificate and select a two-year term. Four months later assume you have earned
$27,000 in interest. The following demonstrates how the withdrawal charge is deducted:

When you withdraw a specific amount of money in excess of the interest credited, we would have to withdraw somewhat more from your account to cover the withdrawal charge. For instance, suppose you request a $100,000 check on a $1 million investment. The first $27,000 paid to you is interest earned that term, and the remaining $73,000 paid to you is principal. We would send you a check for $100,000 and deduct a withdrawal charge of $1,460 (2% of $73,000) from the remaining balance of your certificate. Your new balance would be $925,540.

       Total investments                                              $1,000,000.00
       Interest credited                                                 $27,000.00
       Total balance                                                  $1,027,000.00

       Requested check                                                  $100,000.00
       Credited interest withdrawn                                      ($27,000.00)

       Withdrawal charge percent                                                     2%
       Actual withdrawal charge                                           $1,460.00

       Balance prior to withdrawal                                    $1,027,000.00
       Requested withdrawal check                                      ($100,000.00)
       Withdrawal charge                                                 ($1,460.00)
       Total balance after withdrawal                                   $925,540.00

Additionally, if you make a withdrawal during a certificate month, you will not earn interest for the month on the amount withdrawn.

For more information on withdrawal charges, talk with your American Express financial advisor or call the Client Service Organization at the number on the back cover.

When your certificate term ends

About one week before the end of the term you have selected for your certificate, we will send you a notice indicating your term end date. Otherwise to find out your term end date and/or the current interest rates, contact the Client Service Organzation at the telephone number listed on the back cover. The interest rate for your next term can be obtained by calling this number after 12:00 noon Central Time on the business day preceding your renewal date. When your certificate term ends we will automatically renew your certificate for the same term unless you notify us otherwise. PAGE 16
If you wish to select a different term, you must notify us in writing before the end of the grace period. You will not be allowed to select a term that would carry the certificate past its maturity date.

The interest rates that will apply to your new term will be those in effect on the day the new term begins. We will send you a confirmation showing the rate of interest that will apply to the new term you have selected. This rate of interest will not be changed during that term.

If you want to withdraw your certificate without a withdrawal charge, you must notify us within 15 calendar days following the end of a term.

You may also add to your investment within the 15 calendar days following the end of your term. See "Additional investments" under "About the certificate."

Other full and partial withdrawal policies:

o If you request a partial or full withdrawal of a certificate recently purchased or added to by a check or money order that is not guaranteed, we will wait for your check to clear. Please expect a minimum of 10 days from the date of your payment before IDSC mails a check to you. A check may be mailed earlier if your bank provides evidence that your check has cleared.

o If your certificate is pledged as collateral, any withdrawal will be delayed until we get approval from the secured party.

o Any payments to you may be delayed under applicable rules, regulations or orders of the SEC.

Transfers to other accounts

You may transfer part or all of your certificate for any other IDSC certificate or into another existing American Express Financial
Advisors Inc. account that has the same registered ownership
(subject to any terms and conditions that may apply).

Two ways to request a withdrawal or transfer

1
By phone

o Call the Client Service Organization at the telephone numbers listed on the back cover between 8 a.m. and 6 p.m. your local time.

o      Maximum phone request:  $50,000

o      Transfers into an American Express Financial Advisors Inc.
       account with the same ownership.

PAGE 17
o A telephone withdrawal request will not be allowed within 30 days of a phoned-in address change.

o We will honor any telephone request believed to be authentic and will use reasonable procedures to confirm that it is. This includes asking identifying questions and tape recording telephone calls. So long as reasonable procedures are followed, neither IDSC nor AEFC or its subsidiaries will be liable for any loss resulting from fraudulent requests.

You may request that telephone withdrawals not be authorized from your account by writing the Client Service Organization.

2
By mail

Send your name, account number and request for a withdrawal or transfer to:

Regular mail:
American Express Financial Advisors Inc.
Client Service Organization
IDS Tower 10
Minneapolis MN  55440-0010

Express mail:
American Express Financial Advisors Inc.
Client Service Organization
733 Marquette Avenue
Minneapolis MN  55402

Written requests are required for:

o      Transactions over $50,000.

o Pension plans and custodial accounts where the minor has reached the age at which custodianship should terminate.

o Transfers to another American Express Financial Advisors Inc. account with different ownership (all current registered owners must sign the request).

Three ways to receive payment when you withdraw funds

1
By regular or express mail

o Mailed to address on record; please allow seven days for mailing

o      Payable to name(s) you requested

PAGE 18
o For express mail, you will pay a charge that will vary depending on the courier you select. We will deduct the courier charge from your remaining certificate balance provided that balance would not be less than $100,000. If the balance would be less than $100,000, the charge is deducted from the proceeds of the withdrawal.

2
By wire

o      Minimum wire withdrawal: $10,000

o      Request that money be wired to your bank

o      Bank account must be in same ownership as IDSC account

o Pre-authorization required. Complete the bank wire authorization section in the application or use a form supplied by your American Express financial advisor. All registered owners must sign.

o A service fee, if any, may be deducted from your balance (for partial withdrawals) or from the proceeds of a full withdrawal.

3
By electronic transfer

o Available only for pre-authorized scheduled partial withdrawals and other full or partial withdrawals

o      No charge

o      Deposited electronically in your bank account

o      Allow two to five business days from request to deposit.

Retirement plans:  special policies

o If the certificate is purchased for a 401(k) plan or other qualified retirement plan account, the terms and conditions of the certificate apply to the plan as the owner of this certificate. However, the terms of the plan, as interpreted by the plan trustee or administrator, will determine how a participant's individual account under the plan is administered. These terms may differ from the terms of the certificate.

o If your certificate is held in a Custodial Retirement Plan (or Keogh plan), special rules may apply at maturity. If no other investment instructions are provided directing how to handle your certificate at maturity, the full value of the certificate will automatically transfer to a new or existing cash management account according to the rules outlined in the Custodial Retirement Plan document.

PAGE 19
o The annual custodial fee for IRA or non-401(k) qualified retirement plans may be deducted from your certificate account. It may reduce the amount payable at maturity or the amount received upon an early withdrawal.

o Retirement plan withdrawals may be subject to withdrawal penalties or loss of interest even if they are not subject to federal tax penalties.

o If you withdraw all funds from your last account in an IRA plan at American Express Trust Company, a $25 termination fee will apply.

o The IRA termination fee will be waived if withdrawal occurs upon the holder's death.

Withdrawal at death

If a certificate is surrendered upon the client's death, any applicable surrender charge will be waived. In addition, if an IRA termination fee is applicable, it will also be waived.

Transfer of ownership

While the certificate is not negotiable, IDSC will transfer ownership upon written notification to our Client Service Organization. However, if you have purchased your certificate for an IRA, 401(k) plan or other qualified retirement plan, you may be unable to transfer or assign the certificate without losing the account's favorable tax status. Please consult your tax advisor.

For more information

For information on purchases, withdrawals, exchanges, transfers of ownership, proper instructions and other service questions regarding your certificate, please consult your financial advisor or call the Client Service Organization at the number listed on the back cover.

Taxes on your earnings

Interest on your certificate is taxable when credited to your account. Each calendar year we provide the certificate account owner and the IRS with reports of all earnings over $10 (Form
1099). Withdrawals are reported to the certificate account owner and the IRS on Form 1099-B, Proceeds from Broker Transactions.

Retirement accounts

If you are using the certificate as an investment for an IRA, 401(k) plan account or other qualified retirement plan account, income tax rules for your IRA or qualified plan apply. Generally, you will pay no income taxes on your investment's earnings--and, in many cases, on part or all of the investment itself--until you begin to make withdrawals.

PAGE 20
IDSC will withhold federal income taxes of 10% on IRA withdrawals unless you tell us not to. IDSC is required to withhold federal income taxes of 20% on most other qualified plan distributions, unless the distribution is directly rolled over to another qualified plan or IRA.

Withdrawals from retirement accounts are generally subject to a penalty tax of 10% by the IRS if you make them before age 59-1/2, unless you are disabled or if they are made by your beneficiary in the event of your death. (Other exceptions may apply.) Also, withdrawals of principal during a certificate month may be subject to the certificate's provision for loss of interest.

Consult your tax advisor to see how these rules apply to you before you request a distribution from your plan or IRA.

Gifts to minors

The certificate may be given to a minor under either the Uniform Gifts or Uniform Transfers to Minors Act (UGMA/UTMA), whichever applies in your state. UGMAs/UTMAs are irrevocable. Generally, under federal tax laws, income over $1,200 on property owned by children under age 14 will be taxed at the parents' marginal tax rate, while income on property owned by children 14 or older will be taxed at the child's rate.

Your Taxpayer Identification Number (TIN) and backup withholding:
As with any financial account you open, you must list your current and correct Taxpayer Identification Number (TIN)--either your Social Security or Employer Identification Number. The TIN must be certified under penalties of perjury on your application when you open an account with IDSC.

If you don't provide the TIN to IDSC, or the TIN you report is incorrect, you could be subject to backup withholding of 31% of your interest earnings. You could also be subject to further penalties, such as:

o      a $50 penalty for each failure to supply your correct TIN

o a civil penalty of $500 if you make a false statement that results in no backup withholding

o      criminal penalties for falsifying information.

You could also be subject to backup withholding because you failed to report interest on your tax return as required.

PAGE 21
To help you determine the correct TIN to use on various types of accounts, please use this chart:

How to determine the correct TIN:

                                 Use the Social Security or
For this type of account         Employer Identification Number of

Individual or joint              The individual or individuals
                                 listed on the account

Custodian account of a minor     The minor
(Uniform Gifts/Transfers to
Minors Act)

A living trust                   The grantor-trustee (the person
                                 who puts the money into the trust)

An irrevocable trust,            The legal entity (not the personal
pension trust or estate          representative or trustee, unless
                                 no legal entity is designated in
                                 the account title)

Sole proprietorship              The owner

Partnership                      The partnership

Corporate                        The corporation

Association, club or             The organization
tax-exempt organization

For details on TIN requirements, ask your financial advisor or local American Express Financial Advisors Inc. office for Federal
Form W-9, Request for Taxpayer Identification Number and
Certification.

Foreign investors

If you are not a citizen or resident of the United States, you must supply IDSC with Form W-8, Certificate of Foreign Status when you purchase your certificate, and you must resupply it every three years. You must also supply a current mailing address and an address of foreign residency, if different. IDSC will not accept purchases of certificates by nonresident aliens without an appropriately certified Form W-8 (or approved substitute). Also, if you do not supply Form W-8 you will be subject to backup withholding on interest payments and withdrawals.

IDSC believes, without giving assurance, that interest on the certificate is "portfolio interest" as defined in U.S. Internal
Revenue Code Section 871(h) if earned by a nonresident alien. Even though your interest income would then not be taxed by the U.S.
government, it will be reported at year end to you and to the U.S. government on a Form 1042S, Foreign Person's U.S. Source Income
Subject to Withholding. The United States participates in various PAGE 22 tax treaties with foreign countries, which provide for sharing of tax information.

Estate tax: If you are a nonresident alien and you die while owning a certificate, then, depending on the circumstances IDSC, at a minimum, will need a statement from persons IDSC believes are knowledgeable about your estate. The statement must be in a form satisfactory to IDSC and must tell us that, on your date of death, your estate did not include any property in the United States for U.S. estate tax purposes. In other cases, we generally will not take action regarding your certificate until we receive a transfer certificate from the IRS or evidence satisfactory to IDSC that the estate is being administered by an executor or administrator appointed, qualified and acting within the United States.

In general, a transfer certificate requires the opening of an estate in the United States and provides assurance that the IRS will not claim your certificate to satisfy estate taxes.

Important: This information is a brief and selective summary of certain federal tax rules that apply to this certificate. Tax matters are highly individual and complex, and you should consult a qualified tax advisor about your personal situation.

How your money is used and protected

Invested and guaranteed by IDSC

The IDS Preferred Investors Certificate is issued and guaranteed by IDSC, a wholly owned subsidiary of AEFC. We are by far the largest issuer of face amount certificates in the United States, with total assets of more than $3.3 billion and a net worth in excess of $207 million on June 30, 1996.

We back our certificates by investing the money received and keeping the invested assets on deposit. Our investments generate interest and dividends, out of which we pay:

o      interest to certificate owners

o various expenses, including taxes, fees to AEFC for advisory and other services and distribution fees to American Express Financial Advisors Inc.

For a review of significant events relating to our business, see
"Management's discussion and analysis of financial condition and results of operations." Our certificates are not rated by a national rating agency.

Most banks and thrifts offer investments known as certificates of deposit (CDs) that are similar to our certificates in many ways. Early withdrawals of bank CDs often result in penalties. Banks and thrifts generally have federal deposit insurance for their deposits

PAGE 23
and lend much of the money you deposit to individuals, businesses and other enterprises. Other financial institutions may offer investments with comparable combinations of safety and return on investment.

Regulated by government

Because the IDS Preferred Investors Certificate is a security, its offer and sale are subject to regulation under federal and state securities laws. (It is a face-amount certificate--not a bank product, an equity investment, a form of life insurance or an investment trust.)

The federal Investment Company Act of 1940 requires us to keep investments on deposit in a segregated custodial account to protect all of our outstanding certificates. These investments back the entire value of your certificate account. Their amortized cost must exceed the required carrying value of the outstanding certificates by at least $250,000. As of June 30, 1996, the amortized cost of these investments exceeded the required carrying value of our outstanding certificates by more than $177 million.

Backed by our investments

Our investments are varied and of high quality. This was the composition of our portfolio as of June 30, 1996:

Type of investment            Net amount invested


Corporate and other bonds            37%
Government agency bonds              32%
Preferred stocks                     18%
Mortgages                             7%
Municipal bonds                       2%
Cash and cash equivalents             4%

More than 94% and 96% of our securities portfolio (bonds and preferred stocks) as of June 30, 1996 and Dec. 31, 1995, respectively, is rated investment grade. For additional information regarding securities ratings, please refer to Note 3B in the Dec. 31, 1995 financial statements.

Most of our investments are on deposit with American Express Trust Company (formerly IDS Trust Company), Minneapolis, although we also maintain separate deposits as required by certain states. American Express Trust Company is a wholly owned subsidiary of AEFC. Copies of our Dec. 31, 1995 schedule of Investments in Securities of Unaffiliated Issuers are available upon request. For comments regarding the valuation, carrying values and unrealized appreciation (depreciation) of investment securities, see Notes 1, 2 and 3 to the Dec. 31, 1995 financial statements.

PAGE 24
Investment policies

In deciding how to diversify the portfolio--among what types of investments in what amounts--the officers and directors of IDSC use their best judgment, subject to applicable law. The following policies currently govern our investment decisions:

Debt securities-
The price of bonds generally falls as interest rates increase, and rises as interest rates decrease. The price of bond also fluctuates if its credit rating is upgraded or downgraded. The price of bonds below investment grade may react more to the ability of a company to pay interest and principal when due than to changes in interest rates. They have greater price fluctuations, are more likely to experience a default, and sometimes are referred to as junk bonds. Reduced market liquidity for these bonds may occasionally make it more difficult to value them. In valuing bonds IDSC relies both on independent rating agencies and the investment manager's credit analysis.

For the fiscal period ended June 30, 1996, the fund held less than 5% of its average daily net assets in bonds rated below investment grade.

Purchasing securities on margin-
We will not purchase any securities on margin or participate on a joint basis or a joint-and-several basis in any trading account in securities.

Commodities-
We have not and do not intend to purchase or sell commodities or commodity contracts, except to the extent that transactions described in "Financial Transactions" in this section may be considered commodity contracts.

Underwriting-
We do not intend to engage in the public distribution of securities issued by others. However, if we purchase unregistered securities and later resell them, we may be considered an underwriter under federal securities laws.

Borrowing money-
From time to time we have established a line of credit if management believed borrowing was necessary or desirable. While a line of credit does not currently exist, it may be established again in the future. We may pledge some of our assets as security. We may occasionally use repurchase agreements as a way to borrow money. Under these agreements, we sell debt securities to our lender, and repurchase them at the sales price plus an agreed-upon interest rate within a specified period of time.

PAGE 25
Real estate-
We may invest directly in real estate, though we have not generally done so in the past. We do invest in mortgage loans.

Lending securities-
We may lend some of our securities to broker-dealers and receive cash equal to the market value of the securities as collateral. We invest this cash in short-term securities. If the market value of the securities goes up, the borrower pays us additional cash. During the course of the loan, the borrower makes cash payments to us equal to all interest, dividends and other distributions paid on the loaned securities. We will try to vote these securities if a major event affecting our investment is under consideration.

When-issued securities-
Most of our investments are in debt securities, some of which are purchased on a when-issued basis. It may take as long as 45 days or more before these securities are issued and delivered to us. We generally do not pay for these securities or start earning on them until delivery. We have established procedures to ensure that sufficient cash is available to meet when-issued commitments. When-issued securities are subject to market fluctuations and they may affect IDSC's investment portfolio the same as owned securities.

Financial transactions-
We buy or sell various types of options contracts for hedging purposes or as a trading technique to facilitate securities purchases or sales. We buy interest rate caps for hedging purposes. These pay us a return if interest rates rise above a specified level. IDSC may enter into other financial transactions, including futures and other derivatives, for the purpose of managing the interest rate exposures associated with IDSC's assets or liabilities. Derivatives are financial instruments whose performance is derived, at least in part, from the performance of an underlying asset, security or index. A small change in the value of the underlying asset, security or index may cause a sizable gain or loss in the fair value of the derivative.

Illiquid securities-
A security is illiquid if it cannot be sold in the normal course of business within seven days at approximately its current market value. Some investments cannot be resold to the U.S. public because of their terms or government regulations. All securities, however, can be sold in private sales, and many may be sold to other institutions and qualified buyers or on foreign markets. IDSC's investment advisor will follow guidelines established by the board and consider relevant factors such as the nature of the security and the number of likely buyers when determining whether a security is illiquid. No more than 15% of IDSC's investment portfolio will be held in securities that are illiquid. In valuing its investment portfolio to determine this 15% limit, IDSC will use statutory accounting under an SEC order. This means that, for this purpose,
PAGE 26
the portfolio will be valued in accordance with applicable Minnesota law governing investments of life insurance companies, rather than generally accepted accounting principles.

Restrictions-
There are no restrictions on concentration of investments in any particular industry or group of industries or on rates of portfolio turnover.

How your money is managed

Relationship between IDSC and American Express Financial
Corporation

IDSC was originally organized as Investors Syndicate of America, Inc., a Minnesota corporation, on Oct. 15, 1940, and began business as an issuer of face amount investment certificates on Jan. 1, 1941. The company became a Delaware corporation on Dec. 31, 1977, and changed its name to IDS Certificate Company on April 2, 1984.

Before IDSC was created, AEFC (formerly known as IDS Financial
Corporation), our parent company and organizer, had issued similar certificates since 1894. As of Jan. 1, 1995, IDS Financial
Corporation changed its name to AEFC.  IDSC, IDS Financial
Corporation and now AEFC have never failed to meet their certificate payments.

During its many years in operation, AEFC has become a leading manager of investments in mortgages and securities. As of June 30, 1996, AEFC managed investments, including its own, of more than $138 billion. American Express Financial Advisors Inc., a wholly owned subsidiary of AEFC, provides a broad range of financial planning services for individuals and businesses through its nationwide network of more than 175 offices and more than 7,800 financial advisors. American Express Financial Advisors Inc. financial planning services are comprehensive, beginning with a detailed written analysis that's tailored to your needs. Your analysis may address one or all of these six essential areas: financial position, protection planning, investment planning, income tax planning, retirement planning and estate planning.

AEFC itself is a wholly owned subsidiary of American Express
Company, a financial services company with executive offices at American Express Tower, World Financial Center, New York, NY 10285. American Express Company is a financial services company engaged through subsidiaries in other businesses including:

o travel related services (including American Express(trademark) Card and Travelers Cheque operations through American
       Express Travel Related Services Company, Inc. and its subsidiaries), and

o international banking services (through American Express Bank Ltd. and its subsidiaries).

PAGE 27
American Express Financial Advisors Inc. is not a bank, and the securities offered by it, such as face amount certificates issued by IDSC, are not backed or guaranteed by any bank, nor are they insured by the FDIC.

Capital structure and certificates issued

IDSC has authorized, issued and has outstanding 150,000 shares of common stock, par value of $10 per share. AEFC owns all of the outstanding shares.

As of June 30, 1996, IDSC had issued (in face amount)
$13,208,117,982 of installment certificates and $15,274,839,357 of single payment certificates.

Investment management and services

Under an Investment Advisory and Services Agreement, AEFC acts as our investment advisor and is responsible for:

       o      providing investment research,
       o      making specific investment recommendations, and
       o executing purchase and sale orders according to our policy of obtaining the best price and execution.

All these activities are subject to direction and control by our board of directors and officers. Our agreement with AEFC requires annual renewal by our board, including a majority of directors who are not interested persons of AEFC or IDSC as defined in the federal Investment Company Act of 1940.

For its services, we pay AEFC a monthly fee, equal on an annual basis to a percentage of the total book value of certain assets
(included assets):

Advisory and services fee computation:

                                Percentage of
Included assets                 total book value

First $250 million                   0.75%
Next 250 million                     0.65
Next 250 million                     0.55
Next 250 million                     0.50
Any amount over 1 billion            0.45

Included assets are all assets of IDSC except mortgage loans, real estate and any other asset on which we pay an advisory or service fee.

PAGE 28
Advisory and services fees for the past three years:

                                   Percentage of
Year          Total fees           included assets

1995      $16,472,458        0.50%
1994          $13,565,432        0.51
1993          $15,036,091        0.50

Estimated advisory and services fees for 1996 are $19,152,000.

Other expenses payable by IDSC:  The Investment Advisory and
Services Agreement provides that we will pay:
o costs incurred by us in connection with real estate and mortgages,
o      taxes,
o      depository and custodian fees,
o      brokerage commissions,
o fees and expenses for services not covered by other agreements and provided to us at our request, or by requirement, by attorneys, auditors, examiners and professional consultants who are not officers or employees of AEFC,
o fees and expenses of our directors who are not officers or employees of AEFC,
o provision for certificate reserves (interest accrued on certificate owner accounts), and
o expenses of customer settlements not attributable to sales function.

Distribution

Under a Distribution Agreement with American Express Financial
Advisors Inc. we pay for the distribution of this certificate as follows:

o [0.25%] of the initial payment on the issue date of the certificate, and

o [0.25%] of the certificate's reserve at the beginning of the second and subsequent quarters from issue date. This fee is not assessed to your certificate account.

Total distribution fees paid to American Express Financial Advisors Inc. for all series of certificates amounted to $35,120,612 during the year ended Dec. 31, 1995. We expect to pay American Express Financial Advisors Inc. distribution fees amounting to $39,384,000 during 1996.

See Note 1 to Dec. 31, 1995 financial statements regarding deferral of distribution fee expense.

PAGE 29
American Express Financial Advisors Inc. pays commissions to its financial advisors and pays other selling expenses in connection with services to us. Our board of directors, including a majority of directors who are not interested persons of American Express Financial Advisors Inc. or IDSC, approved this distribution agreement.

Employment of other American Express affiliates

AEFC may employ affiliates of American Express Company as executing broker for our portfolio transactions only if:

o we receive prices and executions at least as favorable as those offered by qualified independent brokers performing similar services;

o the affiliate charges us commissions consistent with those charged to comparable unaffiliated customers for similar transactions; and

o the affiliate's employment is consistent with the terms of the current Investment Advisory and Services Agreement and federal securities laws.

Directors and officers

IDSC's directors, chairman, president and controller are elected annually for a term of one year. The other executive officers are appointed by the president.

We paid a total of $40,000 during 1995 to directors not employed by AEFC.

Board of directors

David R. Hubers*
Born in 1943.  Director since 1987.
President and chief executive officer of AEFC since 1993. Senior vice president and chief financial officer of AEFC from 1984 to 1993.

Charles W. Johnson
Born in 1929.  Director since 1989.
Director, Communications Holdings, Inc. Former vice president and group executive, Industrial Systems, with Honeywell, Inc. Retired 1989.

Richard W. Kling*
Born in 1940.  Director since 1996.
Chairman of the board of directors since 1996. Director of IDS Life Insurance Company since 1984; president since 1994. Exective vice president of Marketing and Products from 1988 to 1994. Senior vice president of AEFC since 1994. Director of IDS Life Series Fund, Inc. and member of the board of managers of IDS Life Variable Annuity Funds A and B.
PAGE 30
Edward Landes
Born in 1919.  Director since 1984.
Development consultant. Director of Endowment Development, YMCA of Metropolitan Minneapolis. Former sales manager - Supplies Division and district manager - Data Processing Division of IBM Corporation. Retired 1983.

John V. Luck Ph.D.
Born in 1926.  Director since 1987.
Former senior vice president - Science and Technology with General Mills, Inc. Employed with General Mills, Inc. since 1970. Retired 1987.

James A. Mitchell*
Born in 1941.  Director since 1994.
Chairman of the board of directors from 1994 to 1996. Executive vice president - marketing and products of AEFC since 1994. Senior vice president - insurance operations of AEFC and president and chief executive officer of IDS Life Insurance Company from 1986 to 1994.

Harrison Randolph
Born in 1916.  Director since 1968.
Consultant.

Gordon H. Ritz
Born in 1926.  Director since 1968.
Director, Sunstar Foods and Mid-America Publishing and Atrix
International, Inc.  Former President, Com Rad Broadcasting Corp.
Former Director, Sunstar Foods.

Stuart A. Sedlacek*
Born in 1957.  Director since 1994.
President since 1994. Vice president - assured assets of AEFC since 1994. Vice president and portfolio manager from 1988 to 1994. Executive vice president - assured assets of IDS Life
Insurance Company since 1994.

*"Interested Person" of IDSC as that term is defined in Investment Company Act of 1940.

Executive officers

Stuart A. Sedlacek
Born in 1957.  President since 1994.

Morris Goodwin Jr.
Born in 1951.  Vice president and treasurer since 1989.
Vice president and corporate treasurer of AEFC since 1989. Chief financial officer and treasurer of American Express Trust Company from 1988 to 1989.

PAGE 31
Timothy S. Meehan
Born in 1957.  Secretary since 1995.
Secretary of AEFC and American Express Financial Advisors Inc.
since 1995. Senior counsel to AEFC since 1995. Counsel from 1990 to 1995.

Lorraine R. Hart
Born in 1951.  Vice president-investments since 1994.
Vice president - insurance investments of AEFC since 1989. Vice president, investments of IDS Life Insurance Company since 1992.

Jay C. Hatlestad
Born in 1957.  Vice president and controller of IDSC since 1994.
Manager of investment accounting of IDS Life Insurance Company from 1986 to 1994.

Bruce A. Kohn
Born in 1951.  Vice president and general counsel since 1993.
Counsel to AEFC since 1992.  Associate counsel from 1987 to 1992.

F. Dale Simmons
Born in 1937.  Vice president - Real Estate Loan Management since
1993.
Vice president of AEFC since 1992. Senior portfolio manager of AEFC since 1989. Assistant vice president from 1987 to 1992.

The officers and directors as a group beneficially own less than 1% of the common stock of American Express Company.

IDSC has provisions in its bylaws relating to the indemnification of its officers and directors against liability, as permitted by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Auditors

A firm of independent auditors audits our financial statements at the close of each fiscal year (Dec. 31). Copies of our annual financial statements (audited) and semiannual financial statements (unaudited) are available to any certificate owner upon request. Ernst & Young LLP, Minneapolis, has audited the financial statements for each of the years in the three-year period ended Dec. 31, 1995. These statements are included in this prospectus. Ernst & Young LLP is also the auditor for American Express Company, the parent company of AEFC and IDSC.

PAGE 32
Other certificates issued by IDSC: Your American Express financial advisor can give you more information on five other certificates issued by IDSC. These certificates offer a wide range of investment terms and features.

IDS Cash Reserve Certificate - A single payment certificate that permits additional investments and on which IDSC guarantees interest in advance for a three-month term.

IDS Installment Certificate - An installment payment certificate that declares interest in advance for a three-month period and offers bonuses in the third through sixth years for regular investments.

IDS Flexible Savings Certificate - A single payment certificate that permits additional investments on which IDSC guarantees interest in advance for a term of six, 12, 18, 24, 30 or 36 months.

IDS Future Value Certificate - A single payment certificate on which IDSC guarantees interest in advance for a four, five, six, seven, eight, nine or ten-year maturity.

IDS Stock Market Certificate - A single payment certificate that calculates all or part of your interest based on stock market performance, as measured by a broad stock market index, with IDSC's guarantee of return of principal.
PAGE 33
(Back cover)

Quick telephone reference

Client Service Organization/Transaction Line
Withdrawals, transfers, inquiries

National/Minnesota:  800-437-3133
Mpls./St. Paul area: 612-671-3800

TTY Service
For the hearing impaired
800-846-4293

American Express Easy Access Line
Current rate information, account value, cash transaction information (automated response, TouchtoneR phones only)

National/Minnesota:  800-272-4445
Mpls./St. Paul area: 612-671-1630

IDS Flexible Savings Certificate
IDS Tower 10
Minneapolis, MN 55440-0010

Distributed by
American Express
Financial Advisors Inc

PAGE 34
Appendix

Description of corporate bond ratings

Bond ratings concern the quality of the issuing corporation. They are not an opinion of the market value of the security. Such ratings are opinions on whether the principal and interest will be repaid when due. A security's rating may change which could affect its price. Ratings by Moody's Investors Service, Inc. are Aaa, Aa, A, Baa, Ba, B, Caa, Ca and C. Ratings by Standard & Poor's Corporation are AAA, AA, A, BBB, BB, B, CCC, CC, C and D.

Aaa/AAA - Judged to be of the best quality and carry the smallest degree of investment risk. Interest and principal are secure.

Aa/AA - Judged to be high-grade although margins of protection for interest and principal may not be quite as good as Aaa or AAA rated securities.

A - Considered upper-medium grade. Protection for interest and principal is deemed adequate but may be susceptible to future impairment.

Baa/BBB - Considered medium-grade obligations. Protection for interest and principal is adequate over the short-term; however, these obligations may have certain speculative characteristics.

Ba/BB - Considered to have speculative elements. The protection of interest and principal payments may be very moderate.

B - Lack characteristics of more desirable investments. There may be small assurance over any long period of time of the payment of interest and principal.

Caa/CCC - Are of poor standing. Such issues may be in default or there may be risk with respect to principal or interest.

Ca/CC - Represent obligations that are highly speculative. Such issues are often in default or have other marked shortcomings.

C - Are obligations with a higher degree of speculation. These securities have major risk exposures to default.

D - Are in payment default. The D rating is used when interest payments or principal payments are not made on the due date.

Non-rated securities will be considered for investment. When assessing each non-rated security, IDSC will consider the financial condition of the issuer or the protection afforded by the terms of the security.

PAGE 35
             PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS
Item
Number

Item 13.  Other Expenses of Issuance and Distribution.

              The expenses in connection with the issuance and distribution of the securities being registered are to be borne by the registrant.

Item 14.  Indemnification of Directors and Officers.

              The By-Laws of IDS Certificate Company provide that it shall indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that he was or is a director, officer, employee or agent of the company, or is or was serving at the direction of the company, or any predecessor corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to any threatened, pending or completed action, suit or proceeding, wherever brought, to the fullest extent permitted by the laws of the state of Delaware, as now existing or hereafter amended.

              The By-Laws further provide that indemnification questions applicable to a corporation which has been merged into the company relating to causes of action arising prior to the date of such merger shall be governed exclusively by the applicable laws of the state of incorporation and by the by-laws of such merged corporation then in effect. See also Item 17.

Item 15.  Recent Sales of Unregistered Securities.

(a)     Securities Sold

Period of sale         Title of securities           Amount sold
1993                   IDS Special Deposits          $ 8,367,601.13
1994                   IDS Special Deposits           18,013,424.38
1995                   IDS Special Deposits           56,855,953.00
1996 through June 30*  IDS Special Deposits**          6,100,871.38

*Most recent practicable date through which to provide information. **Renamed American Express Special Deposits in April, 1996.

(b)     Underwriters and other purchasers

American Express Special Deposits are marketed by American Express Bank Ltd. (AEB), an affiliate of IDS Certificate Company, to private banking clients of AEB in the United Kingdom.

(c)     Consideration

All IDS Special Deposits were sold for cash. The aggregate offering price was the same as the amount sold in the table above. Aggregate marketing fees to AEB were $153,318.21 in 1993, $88,686.14 in 1994, and $172,633.41 in 1995, and $159,068.37 in
1996 through June 30.
PAGE 36
(d)     Exemption from registration claimed

IDS Special Deposits are marketed, pursuant to the exemption in Regulation S under the Securities Act of 1933, by AEB in the United Kingdom to persons who are not U.S. persons, as defined in Regulation S.

Item 16.  Exhibits and Financial Statement Schedules.

       (a)  The following exhibits to this Initial Registration
              Statement are incorporated herein by reference or attached hereto:

              1.     (a)    Copy of Distribution Agreement dated November
                            18, 1988, between Registrant and IDS Financial
                            Services Inc., filed electronically as Exhibit
                            1(a) to the Registration Statement No. 33-26844 for the American Express International
                            Investment Certificate (now called the American
                            Express Investors Certificate), is incorporated herein by reference.

              2.   Not Applicable.

              3.     (a)    Certificate of Incorporation, dated December
                            31, 1977, filed electronically as Exhibit 3(a) to Post-Effective Amendment No. 2 to
                            Registration Statement No. 2-95577, is
                            incorporated herein by reference.

                     (b)  Certificate of Amendment, dated February 9,
                            l984, filed electronically as Exhibit 3(b) to Post-Effective Amendment No. 2 to Registration Statement No. 2-95577, is incorporated herein by reference.

                     (c) By-Laws, dated December 31, 1977, filed electronically as Exhibit 3(c) to Post-Effective Amendment No. 2 to Registration Statement No. 2-95577, is incorporated herein by reference.

          4.   Not Applicable.

          5.   To be filed by Amendment.

          8. through 9. -- None.

          10. (a) Investment Advisory and Services Agreement between Registrant and IDS/American Express Inc., dated January 12, 1984, filed electronically as Exhibit 10(a) to Post-Effective Amendment No. 2 to Registration Statement No. 2-95577, is incorporated herein by reference.

PAGE 37
              PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.  (a)  Continued

                     (b) Depository and Custodial Agreement, between Registrant and IDS Trust Company dated September 30, 1985, filed electronically as
                            Exhibit 10(b) to Post-Effective Amendment No. 2 to Registration Statement No. 2-95577, is incorporated herein by reference.

                     (c)  Loan Agreement between Registrant and Investors
                            Syndicate Development Corporation, dated
                            October 13, 1970, filed electronically as
                            Exhibit 10(c) to Post-Effective Amendment No. 2 to Registration Statement No. 2-95577, is incorporated herein by reference.

                     (d)  Agreement for the servicing of Residential
                            Mortgage Loans between ISA and Advance Mortgage Company, Ltd., dated August 31, 1980, filed electronically as Exhibit 10(d) to Post-Effective Amendment No. 2 to Registration Statement No. 2-95577, is incorporated herein by reference.

                     (e)  Agreement by and between Registrant and
                            Investors Diversified Services, Inc. (now
                            American Express Financial Advisors Inc.)
                            providing for the purchase by IDS of a block of portfolio securities from Registrant, filed as Exhibit -10.5 to the September 30, 1981 quarterly report on Form 10-Q of Alleghany Corporation, is incorporated herein by reference.

                     (f)  Transfer Agent Agreements for the servicing of
                            the American Express Savings Certificate filed electronically as Exhibit 10(g) to Pre-Effective Amendment No. 1 to Registration Statement No. 33-25385, are incorporated herein by reference.

                     (g) Foreign Deposit Agreement dated November 21, 1990, between Registrant and IDS Bank & Trust, filed electronically as Exhibit 10(h) to Post-Effective Amendment No. 5 to Registration Statement No. 33-26844, is incorporated herein by reference.

                     (h) Copy of Distribution Agreement dated March 29, 1996 between Registrant and American Express Service Corporation filed electronically as
                            Exhibit 1(b) to Post-Effective Amendment No. 17 to Registration Statement No. 2-95577, is incorporated herein by reference.

PAGE 38
              PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.  (a)  Continued

                     (i) Selling Agent Agreement dated June 1, 1990, between American Express Bank International and IDS Financial Services Inc. for the IDS Investors and IDS Stock Market Certificates, filed electronically as Exhibit 1(c) to the Post-Effective Amendment No. 5 to Registration Statement No. 33-26844, is incorporated herein by reference.

                     (j) Marketing Agreement dated October 10, 1991, between Registrant and American Express Bank Ltd., filed electronically as Exhibit 1(d) to Post-Effective Amendment No. 31 to Registration Statement 2-55252, is incorporated herein by reference.

                     (k) Amendment to the Selling Agent Agreement dated December 12, 1994 between IDS Financial Services Inc. and American Express Bank International, filed electronically as Exhibit 1(d) to Post-Effective Amendment No. 13 to Registration Statement No. 2-95577, is incorporated herein by reference.

                     (l) Selling Agent Agreement dated December 12, 1994 between IDS Financial Services Inc. and Coutts & Co. (USA) International filed electronically as Exhibit 1(e) to Post-Effective Amendment No. 13 to Registration Statement No. 2-95577, is incorporated herein by reference.

                     (m) Consulting Agreement dated December 12, 1994 between IDS Financial Services Inc. and Coutts & Co. (USA) filed electronically as Exhibit 1(f) to Post-Effective Amendment No. 13 to Registration Statement No. 2-95577, is incorporated herein by reference.

              11. through 23. -- None.

                     24.    (a)    Officers' Power of Attorney, dated May 17,
                                   1994 filed electronically as Exhibit 25(a) to Post-Effective Amendment No. 13 to
                                   Registration Statement No. 2-95577, is
                                   incorporated herein by reference.

                            (b)    Directors' Power of Attorney, dated
                                   February 29, 1996 filed electronically as
                                   Exhibit 25(b) to Post-Effective Amendment
                                   No. 17 to Registration Statement No. 2-
                                   95577, is incorporated herein by
                                   reference.

              25. through 27.             None.

PAGE 39
(b) The financial statement schedules for IDS Certificate Company filed electronically as Exhibit 16(b) in Post-Effective
       Amendment No. 37 to Registration Statement No. 2-55252 for
       Series D-1 Investment Certificate, are incorporated by reference herewith.

Item 17.  Undertakings.

              Without limiting or restricting any liability on the part of the other, American Express Financial Advisors Inc., (formerly IDS Financial Services Inc.) as underwriter, will assume any actionable civil liability which may arise under the Federal Securities Act of 1933, the Federal Securities Exchange Act of 1934 or the Federal Investment Company Act of 1940, in addition to any such liability arising at law or in equity, out of any untrue statement of a material fact made by its agents in the due course of their business in selling or offering for sale, or soliciting applications for, securities issued by the Company or any omission on the part of its agents to state a material fact necessary in order to make the statements so made, in the light of the circumstances in which they were made, not misleading (no such untrue statements or omissions, however, being admitted or contemplated), but such liability shall be subject to the conditions and limitations described in said Acts. American Express Financial Advisors Inc. will also assume any liability of the Company for any amount or amounts which the Company legally may be compelled to pay to any purchaser under said Acts because of any untrue statements of a material fact, or any omission to state a material fact, on the part of the agents of American Express Financial Advisors Inc. to the extent of any actual loss to, or expense of, the Company in connection therewith. The By-Laws of the Registrant contain a provision relating to Indemnification of Officers and Directors as permitted by applicable law.

PAGE 40
                               SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and State of Minnesota, on the 5th day of August 1996.

                                         IDS CERTIFICATE COMPANY

                                   By /s/ Stuart A. Sedlacek*
                                          Stuart A. Sedlacek, President

Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed below by the following persons in the capacities on 5th day of August, 1996.


Signature                                    Capacity

/s/ Stuart A. Sedlacek* **                   President and Director
    Stuart A. Sedlacek                       (Principal Executive Officer)


/s/ Morris Goodwin*                          Vice President and Treasurer
    Morris Goodwin                           (Principal Financial Officer)


/s/ Jay C. Hatlestad*                        Vice President and Controller
    Jay C. Hatlestad                         (Principal Accounting Officer)


/s/ David R. Hubers**                        Director
    David R. Hubers


/s/ Charles W. Johnson**                     Director
    Charles W. Johnson


/s/ Richard W. Kling**                       Chairman of the Board of Directors
    Richard W. Kling                         and Director


/s/ Edward Landes**                          Director
    Edward Landes


/s/ John V. Luck**                           Director
    John V. Luck


Signatures continued on next page.

PAGE 41
Signatures continued from previous page.



Signature                                    Capacity

/s/ James A. Mitchell**                      Director
    James A. Mitchell


/s/ Harrison Randolph**                      Director
    Harrison Randolph


/s/ Gordon H. Ritz**                         Director
    Gordon H. Ritz

*Signed pursuant to Officers' Power of Attorney dated May 17, 1994 filed electronically as Exhibit 25(a) to Post-Effective Amendment
No. 13 to Registration Statement No. 2-95577, is incorporated herein by reference.


______________________.
Bruce A. Kohn


**Signed pursuant to Directors' Power of Attorney dated February
29, 1996 filed electronically as Exhibit 25(b) to Post-Effective
Amendment No. 17 to Registration Statement No. 2-95577, is incorporated herein by reference.


_________________________.
Bruce A. Kohn

PAGE 42
CONTENTS OF THIS INITIAL REGISTRATION STATEMENT

Cover Page

Prospectus

Part II Information

Signatures